Exhibit D
CONSENT
     We hereby consent to the use of our name and the making of the statements with respect to us which are set forth under the caption “Validity of the Securities” in the Prospectus included in this Registration Statement filed by the Republic of Italy with the Securities and Exchange Commission of the United States.
     In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

SKADDEN, ARPS, SLATE, MEAGHER & FLOM (UK) LLP
Dated: July 29, 2008.

D-1